Exhibit 99

FARMER MAC NEWS

FOR IMMEDIATE RELEASE	CONTACT
August 14, 2008	Mary Waters
Farmer Mac
202-872-7700

$475 Million of 3-Year Farmer Mac Guaranteed Notes Offered

Washington, D.C. — The Federal Agricultural Mortgage Corporation (Farmer Mac, NYSE: AGM and AGM.A), announced today the offering of $475 million of 3-year maturity Notes to be guaranteed by Farmer Mac.  The Notes will be an obligation of M&I Marshall & Ilsley Bank, collateralized by Farmer Mac-eligible agricultural real estate mortgage loans.  Farmer Mac will fully and unconditionally guarantee the timely payment of interest and principal on the Notes.  The Notes are expected to be rated “Aaa” by Moody’s Investors Service, Inc. and “AAA” by DBRS, Inc.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful.

    Farmer Mac is a stockholder-owned instrumentality of the United States chartered by Congress to establish a secondary market for agricultural real estate and rural housing mortgage loans and rural utilities loans and to facilitate capital market funding for USDA-guaranteed farm program and rural development loans.  Farmer Mac’s Class C non-voting and Class A voting common stocks are listed on the New York Stock Exchange under the symbols AGM and AGM.A, respectively.  Additional information about Farmer Mac is available on Farmer Mac’s website at www.farmermac.com.